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                                                                    EXHIBIT 4.38

                            AMENDING AGREEMENT NO. 2

         THIS AMENDING AGREEMENT NO. 2 ("AGREEMENT") is dated for reference the 4th day of September 2001.

AMONG:

         686545 ALBERTA INC., 1187247 ONTARIO INC. AND 1188273 ONTARIO INC. (together the "VENDORS")

AND:

         JOE FRANKLIN, RUSSELL ROBERTS and FRANK DEL COGLIANO (collectively, the "PRINCIPALS")

AND:

         COMMERCIAL CONSOLIDATORS CORP., 5255 Yonge Street, Suite 1010, Toronto, Ontario, M2N 6P4 (herein called the "PURCHASER").

WHEREAS:

         The parties hereto entered into a share purchase agreement dated for reference November 28, 2000 (the "SHARE PURCHASE AGREEMENT"), pursuant to which the Vendors sold to the Purchaser all of the outstanding shares in the capital of Max Systems Group, Inc., an Alberta corporation; and

         The parties hereto entered into an amending agreement to the Share Purchase Agreement dated for reference June 18, 2001 ("AMENDMENT NO. 1"); and

         In connection with the consummation of the transactions contemplated by the Share Purchase Agreement (a) the Purchaser and the Pledge Agent entered into the Pledge Agreement, which is dated December 28, 2000, and (b) the Purchaser, the Vendors and the Escrow Agent entered into the Escrow Agreement, which is dated December 28, 2000; and

         The parties are desirous of (a) further clarifying the parties intent as to the acquisition of the Company by amending the Share Purchase Agreement, as amended by Amendment No. 1, in the manner detailed herein, and (b) amending the Pledge Agreement and the Escrow Agreement in the manner detailed herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree as follows:



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1.       PURPOSE OF AGREEMENT; CAPITALIZED TERMS.

         (a) Each of the parties hereto do hereby acknowledge and agree that under the laws of Canada and under generally accounting principles ("GAAP") prevailing in Canada (i) the Purchaser took control over the business and operations of the Company on December 1, 2000 (the "CONTROL ACQUISITION DATE"), and (ii) the Closing of the transactions contemplated by the Share Purchase Agreement were completed effective as of December 28, 2000 (the "COMPLETION DATE"). The Purchaser has recently filed a registration statement under the United States Securities Act of 1933, as amended (the "U.S. SECURITIES ACT") to register its common stock for future trading on one or more United States securities exchanges. The Vendors and the Principals have been advised by Purchaser that under applicable United States securities laws and accounting principles and policies based on U.S. GAAP, regulatory authorities in the United States may consider that the transactions contemplated by the Share Purchase Agreement were not consummated as of such Control Acquisition Date or Completion Date. The purpose of this amendment Agreement is to clarify the mutual intention of each of the Vendors, the Principals and the Purchaser that the Purchaser's acquisition of control over the business and assets of the Company were consummated as of the Control Acquisition Date, and that the Closing and consummation of the transactions contemplated by the Share Purchase Agreement, as amended hereby, was consummated on and is, for all purposes, deemed to have been effective as of the Completion Date.

         (b) All capitalized terms not otherwise defined herein shall have the meanings given to them in the Share Purchase Agreement.

2. SHARE PURCHASE AGREEMENT. The Share Purchase Agreement, as amended by Amendment No. 1 is hereby further amended as follows:

         (a) The definition of "EBT" set forth in clause (k) of Section 1.1 is deleted in its entirety, and the following definition is inserted in lieu thereof:

                  "(k) "EBT" for any period means the Earnings Before Tax of the Company for that period;"

         (b) The definition of "Financial Statements" set forth in clause (o) of
Section 1.1 is deleted in its entirety, and the following definition is inserted in lieu thereof:

                  "(o) "Financial Statements" means (i) the audited consolidated financial statements of the Company as at February 28, 2002 and for the twelve consecutive months then ended, prepared in accordance with Canadian GAAP and accompanied by the audit report thereon of Mintz & Partners, and (ii) the unaudited consolidated financial statements of the Company as at the Statement Date and for the three consecutive months ended May 31, 2002, also prepared in accordance with Canadian GAAP and accompanied by a Certificate of the Chief Financial Officer of the Purchaser addressed to the Sellers and certifying to that effect;



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         (c) The definition of "Statement Date" set forth in clause (cc) of
Section 1.1 is amended by changing the same from "February 28, 2002" to "May 31, 2002;"

         (d) The definition of "Settlement Date" set forth in clause (aa) of
Section 1.1 is deleted in its entirety, and the following definition is inserted in lieu thereof:

                  "(aa) "Settlement Date" means that date which is 10 business days following the date of publication of the Financial Statements, or August 15, 2002, whichever is the earlier;"

         (e) Section 2.2 is deleted in its entirety, and the following Section
2.2 is inserted in lieu thereof:

                  "2.2 The Purchase Price to be paid by the Purchaser for all of the Vendors' Shares shall be equal to the product of multiplying by two and one half (2.5), the total of (a) the EBT of the Company for the twelve (12) consecutive months ended February 28, 2002, PLUS (b) the EBT of the Company for the three consecutive months ended May 31, 2002, all as reflected on the Financial Statements. Notwithstanding the foregoing, or any other provision in this Agreement to the contrary, in no event shall the total Purchase Price be (i) less than One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000) or (ii) greater than Two Million Seven Hundred and Fifty Thousand Dollars ($2,750,000)."

         (f) Section 12.1 is hereby deleted in its entirety and the following
Section 12.1 is substituted in lieu thereof:

                  "12.1 The Shareholders' Loans, as identified in the Present Statements may only be withdrawn as follows:

                           (a) the entirety of the Shareholders' Loans which are presently owing to Computer Enhancement Corporation, plus so much of the remaining amount of the Shareholders' Loans (other than those presently owing to Computer Enhancement Corporation), as when added to the then amount of the Shareholders' Loans which are presently owing to Computer Enhancement Corporation do not exceed 50% of the entire amount of the Shareholders' Loans which are owing on the Settlement Date, may be withdrawn on the Settlement Date, and

                  (b) the balance of such Shareholders' Loans may be withdrawn on November 1, 2002."

         (g) Section 12.3 is amended by deleting all words commencing with the phrase "Until the earlier of the Settlement Date and the date..." on the first line of such Section 12.3, and ending with the word "herein" on the third line of such Section 12.3, and substituting in place thereof, the phrase "Until the $750,000 cash portion of the Purchase Price is paid by the Purchaser,...".
Section 12.3 is further amended by changing "for the twelve months ending July 31, 2001" as it appears in clause (f) thereof to "any period ending on or before the earlier of the date on which (1) the Purchase Cash is paid by the Purchaser,



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and (2) pursuant to the Pledge Agreement, the Pledge Agent, as the sole registered shareholder of the Company appoints as the directors of the Company one or more individuals designated for that purpose by the Vendors."

         (h) Section 12.4 is amended by deleting the phrase "If prior to the earlier of the Settlement Date and the Cancellation Date" and substituting in place thereof, the phrase, "If prior to the Settlement Date...". Section 12.4 is further amended by deleting in its entirety the last sentence of such Section 12.4.

         (i) Section 12.6 is deleted in its entirety, and the following Section
12.6 is hereby substituted in lieu thereof:

                  "12.6 Purchaser covenants and agrees that it will in good
              faith and as promptly as reasonably is possible in the circumstances:

                                    (a) cause there to be prepared and to be
                  audited by Mintz & Partners and published, the audited consolidated financial statements of the Company as at February 28, 2002 and for the 12 consecutive months then ended, together with the certificate of Mintz & Partners provided for in Section 15.1 hereof; and

                                    (b) cause there to be prepared and published
                  the unaudited consolidated financial statements of the Company as at the Statement Date and for the three consecutive months then ended, and accompanied by the Certificate of the Chief Financial Officer of the Purchaser which is provided for in the definition of "Financial Statements" appearing herein;

the foregoing together to comprise the "Financial Statements" as defined herein. The Purchaser covenants and agrees that it will deliver or cause a copy of each of the same to be delivered to each of the Vendors forthwith after they respectively have been published. Additionally, Purchaser covenants and agrees as follows:

                                    (i) if during the whole or any part of the
                  period covered by either of the financial statements which together comprise the Financial Statements the Company has accrued or paid to the Purchaser head office administration fees, there will be particularized in a note to the relevant financial statements the amount thereof which were accrued by the Company to the Purchaser during the period covered by those financial statements together with the respective months during which the same were accrued and the months in which the same were paid; and

                                    (ii) there will be disclosed in a note to
                  the relevant financial statements whether or not the Company has done or permitted any act to be done which constitutes a contravention by the Purchaser of any of the covenants of the



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                  Purchaser set forth in Section 12.3 hereof, and if so,
                  particularizing the same."

         (j) Section 13 is deleted in its entirety as of the Completion Date and shall be of no further force or effect from and after the Completion Date.

         (k)      Section 15 is hereby amended as follows:

                  (i) Section 15.1 is amended so as to change "Financial Statements" as it appears therein, in each case, to "the consolidated financial statements of the Company as a February 28, 2002 and for the 12 consecutive months then ended",

                  (ii) The third sentence of Section 15.1 is hereby amended to read as follows: "A majority of the Vendors may, by notice in writing signed by them and delivered to the Purchaser within 15 business days following the last of the following two dates, object to the audited consolidated financial statements of the Company as at February 28, 2002 and for the 12 consecutive months then ended; such dates are (i) the date upon which each of the Vendors has received such financial statements and the audit certificate pertaining thereto, and (ii) the date upon which each of the Vendors has received the "Unaudited Financial Statements", as defined in Section 15.2 hereof."

                  (iii) Section 15.2 is hereby deleted in its entirety and the following Section 15.2 inserted in lieu thereof:

                           "15.2 Upon the written request of a majority of the
                  Vendors, the Purchaser shall cause its Chief Financial Officer to provide to a representative designated in writing by a majority of the Vendors a copy of the working papers which the Chief Financial Officer prepared or caused to be prepared or reviewed with respect to his preparation or review of the unaudited consolidated financial statements of the Company as at the Statement Date and for the three consecutive months ended on the Statement Date (the "UNAUDITED STATEMENTS"), and shall cause the Chief Financial Officer of the Purchaser to meet with that representative to answer that representative's reasonable questions and inquiries as regards the Unaudited Financial Statements. A majority of the Vendors may, by notice in writing signed by them and delivered to the Purchaser within 15 days of the Vendors' receipt of the Unaudited Financial Statements together with the mandated Certificate of the Chief Financial Officer of the Purchaser, object to the Unaudited Financial Statements. In such event, unless within the next following 15 business days the objections are resolved and the Unaudited Financial Statements and the



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                  Certificate of the Purchaser's Chief Financial Officer are
                  revised to the extent necessary to give effect to such resolutions, a majority of the Vendors shall designate a representative of the Vendors (the "REPRESENTATIVE") to meet with the Chief Financial Officer of the Purchaser and agree on a firm of independent chartered accountants (the "ARBITRATOR") to be appointed to (i) review the Unaudited Financial Statements and such books and records of the Company as they consider necessary to provide the following opinions, (ii) hear the disputes of the parties as regards the Unaudited Financial Statements, (iii) formulate opinions as regards the matters in dispute, and (iv) revise the Unaudited Financial Statements as necessary to accord with such opinions. If the Representative and the Chief Financial Officer of the Purchaser cannot agree on the firm to be appointed as the Arbitrator for this purpose, the Purchaser and a majority of the Vendors shall make application to the appropriate Court in the Province of Ontario requesting that the Court appoint an independent firm of chartered accountants to be the Arbitrator for these purposes. The Unaudited Financial Statements (as so revised, if so revised) as so reviewed by the Arbitrator shall, absent manifest error, be final and binding on the parties hereto for all purposes of this Agreement. If a majority of the Vendors fail to deliver a notice objecting to the Unaudited Financial Statements, as accompanied by the mandated Certificate of the Chief Financial Officer of the Purchaser, within the time provided for above or to nominate the Representative within the time provided for above, absent manifest error the Unaudited Financial Statements as delivered to the Vendors and accompanied by the said Certificate shall be final and binding on the parties hereto for all purposes of this Agreement."

                  (iv) The following is hereby added as Section 15.3 of the Purchase Agreement:

                           "15.3 At any time after the delivery to the Vendors
                  of the Financial Statements a majority of the Vendors may, by notice in writing signed by them and delivered to the Purchaser, require the Purchaser on not less than five business days' prior notice to pay or cause to be paid and to cause to be delivered the applicable amount of the Purchase Cash and Purchase Shares which are to be paid and delivered by the Purchaser on the Settlement Date, notwithstanding that any query, question, or dispute may have been made or raised but remain unresolved pursuant to Section 15.1 or 15.2. In that event, the Purchaser shall do so on the assumption that the Financial Statements in their then form are correct. In such event, if pursuant to Section 15.1 or 15.2 there shall be any revision to any of the financial statements which together comprise the Financial Statements which has the effect of increasing the Purchase Price to more than it would otherwise have been based on the calculations set forth in the Financial Statements delivered by Purchaser, the Purchaser shall cause the Escrow Agent to deliver to the Vendors the additional Purchase Shares to which they are entitled. Pending a resolution of such queries, questions or disputes, the Escrow Agent shall retain all of such additional Purchase Shares."




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                  (v) The following is added as Section 15.4 of the Purchase
         Agreement:

                           "15.4 The costs of an objection process pursuant to
                  Section 15.1 or 15.2, including the fees and disbursements charged by the Arbitrator and the costs related to any Court proceedings, shall be borne by the Purchaser in circumstances where as a result thereof the Purchase Price exceeds by 2% or more the amount of the Purchase Price which would have pertained had no such objection been raised; otherwise such costs shall be borne by the Vendors on a joint and several basis and as between themselves each as to one-third of the amount thereof."

2A.      HEAD OFFICE ADMINISTRATION FEES. Purchaser and Vendors confirm that the provisions of Section 3 of the Amending Agreement dated for reference the 18th day of June, 2001 remains in force. Purchaser and Vendors further agree as follows as regards the "Administrative Fees", as defined in the said Section 3:

                  (i) There will be no payment of Administrative Fees which accrue from and after May 31, 2002, until the Purchase Cash has been paid to the Vendors and all Purchase Shares to which they respectively are entitled have been delivered to them; and

                  (ii) If there is an "Event of Default" under the Pledge Agreement, the Purchaser shall thereupon release and be deemed to have released the Company and the Subsidiary from their obligations, if any, to pay to the Purchaser any Administrative Fees which are then owing to the Purchaser but unpaid.

3.       PLEDGE AGREEMENT. The Pledge Agreement is hereby amended as follows:

                  (a) Section 2 of the Pledge Agreement is hereby deleted and the following Section 2 is substituted in lieu thereof:

                           "2. You will hold the Certificates and Pledged
                  Shares, subject to the following terms and conditions:

                                    (a) Upon receipt of a written document
                           signed by the Purchaser and a majority of the Vendors stating that the Purchase Price has been paid in full to the Vendors in accordance with the Share Purchase Agreement, you shall endorse all of the Certificates evidencing the Pledged Shares to the Purchaser and otherwise take such steps as shall be necessary to cause the Certificates to be transferred into the name of the Purchaser and delivered up to the Purchaser. In such connection, the Pledge Agent shall deliver the Pledged Shares to the Purchaser, by delivering to the Purchaser the share certificates representing the Pledged Shares, duly endorsed by the Pledge Agent for transfer in blank.




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                                    (b) Upon receipt of a written document
                           signed by a majority of the Vendors to the effect that the Purchase Cash has not been paid in full on the Settlement Date, unless the Purchaser shall promptly provide the Pledge Agent with evidence satisfactory to the Pledge Agent that the Purchase Cash has, in fact, been paid in full, an "Event of Default" under this Pledge Agreement shall be deemed to have occurred. Following the occurrence and during the continuation of such Event of Default, the following terms and conditions shall apply:

                                          (i) All Pledged Shares shall continue
                                    to be held by the Pledge Agent under the terms of this Pledge Agreement.

                                          (ii) All or any portion of the
                                    Purchase Cash which is not paid when due shall bear interest from the date that it became payable, and until it is paid, and both before and after judgment, at the simple rate of 10% per annum.

                                          (iii) The Purchaser shall be liable to
                                    reimburse the Vendors for all reasonable out-of-pocket costs (including their solicitor's fees on the basis of a solicitor and his own client) which they incur from time to time in consequence of the Purchaser's default, including but without limitation the out-of-pocket costs which they incur in obtaining legal advice with respect to, and making, their elections as provided for herein, and the reasonable out-of-pocket costs which they incur in pursuing their rights and remedies against the Purchaser and the Pledged Shares and in realizing upon the security of the Pledged Shares. To the extent not paid by the Purchaser within ten (10) days from being invoiced for such costs (subject only to Purchaser's right to question in good faith the appropriateness of any such cost item), the amount of reimburseable costs shall bear interest commencing after ten days following the respective date(s) of invoicing thereof by the Vendors, and until reimbursed to them by or for the account of the Purchaser, and both before and after judgment, at the simple rate of 10% per annum.

                                          (iv) The Pledge Agent shall vote the
                                    Pledged Shares, or as the sole registered shareholder of the Company pass written resolutions of the sole shareholder, on all matters requiring the affirmative vote or consent of shareholders of the Company in accordance with the written instructions of a majority of the Vendors which instructions shall be provided to the Pledge Agent and the Purchaser; provided, however, that the Pledge Agent shall not follow such written instructions if they would cause any of the affirmative and negative covenants set forth in clause (iii) of Section 2(c) below to be violated.

                                          (v) The Vendors shall advise the
                                    Pledge Agent and the Purchaser in writing
                                    (the "ELECTION NOTICE") on or before a date which shall be ninety (90) days following the Settlement Date (the "NOTIFICATION PERIOD") as to whether the Vendors shall elect to either (A) re-acquire legal and beneficial ownership of the Pledged Shares (the "SHARE RECOUPMENT"), or (B) effect a sale and transfer for value of the Pledged Shares ("SALE OPTION"). In the event that the Vendors do not submit an Election Notice by the expiration of the Notification Period, unless the Event of Default shall have been cured by Purchaser by such date,



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                                    the Vendors shall be deemed to have elected
                                    the Sale Option. Once an Election Notice shall be delivered, the Vendors may not change the election contained therein without the prior written consent of the Purchaser.

                                          (vi) The Purchaser shall have the
                                    right to cure the Event of Default in the manner provided in clause (v) below at any time during the thirty (30) day period immediately following the Settlement Date, and thereafter until a date which shall be the EARLIEST to occur of (A) the expiration of the ninety (90) day Notification Period,
                                    (B) the Purchaser's receipt of an Election
                                    Notice for a Share Recoupment, or (C) the execution by the Vendors of an agreement to sell the Pledged Shares (the "CURE PERIOD").

                                          (vii) In order to cure such Event of
                                    Default, the Purchaser shall, within the Cure Period, pay to Robins, Appleby & Taub (the Vendors' solicitors), in trust, by bank cashiers' or certified cheque or wire transfer of immediately available funds, the full amount of the Purchase Cash not paid by the Settlement Date, plus simple interest on such unpaid amount, accrued from the Settlement Date to the date of payment at the rate of 10% per annum (collectively, the "DEFAULT CASH PAYMENT"). In addition to the Default Cash Payment, to the extent not previously delivered, the Purchaser shall instruct the Escrow Agent to deliver to the Vendors in the manner provided in the Share Purchase Agreement and the Escrow Agreement all remaining shares of common stock of the Purchaser representing the balance of the Purchase Shares payable as part of the Purchase Price under the Share Purchase Agreement. Upon timely payment and delivery of the foregoing payments and instructions, the Pledge Agent (in its capacity as Escrow Agent) shall in accordance with the Share Purchase Agreement (A) deliver to the Vendors all such Purchase Shares, and (B) deliver to the Purchaser the share certificates representing the Pledged Shares in the manner provided in Section 2(a) above.

                           (c) In the event that the Purchaser shall not cure
                  the Event of Default within the Cure Period and the Vendors shall timely elect the Share Recoupment option described in clause (v) of Section 2(b) above, such election shall be deemed to be in full satisfaction of all debts and other obligations owed by Purchasers to the Vendors and the Principals under the Share Purchase Agreement, including the sums referred to in clause (ii) of Section 2(b) above, but not the sums referred to in clause (iii) of Section 2(b) above. In addition, by a date which shall be not later than ten (10) days following the expiration of the Cure Period, the Vendors shall, in the manner described herein, repay the Purchaser the full Purchase Price under the Share Purchase Agreement, as finally calculated on the Settlement Date. The Vendors shall repay such Purchase Price by (1) returning to the Purchaser any and all Purchase Shares (valued at $4.25 per share) previously delivered to the Vendors by the Purchaser or the Escrow Agent and not sold by such Vendors, (2) instructing the Escrow Agent to deliver back to the Purchaser legal and beneficial title to all stock certificates evidencing all shares of Purchaser's common stock then being held by the Escrow Agent under the Escrow Agreement, and (3) if applicable, issuing to the Purchaser the Vendors' non-interest



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                  bearing non-negotiable (but transferable) promissory note (the
                  "VENDORS NOTE") in an amount equal to the product of (i)
                  $4.25, multiplied by (ii) the number of Purchase Shares previously delivered by Purchaser or the Escrow Agent to Vendors and which have shall been sold by the Vendors. Such Vendors Note shall:

                                    (i) be non-interest bearing and be payable
                           in full on a date which shall be eighteen months from the date of the Election Notice;

                                    (ii) be secured as to payment by a
                           continuing pledge of the Pledged Shares which shall be retained by the Pledge Agent under this Pledge Agreement;

                                    (iii) provide that until such Vendors Note
                           shall have been paid in full, each of the Vendors shall cause the Company to comply with all of the affirmative and negative covenants contained in
                           Section 12.3 of the Share Purchase Agreement; and

                                    (iv) provide that the Vendors may satisfy
                           their obligation to pay the whole or any part of the principal amount thereof by delivering to the Purchaser issued and outstanding shares of common stock of the Purchaser, for which deliveries the Vendors shall receive credit at the rate of $4.25 for each such share so delivered.

                  In the event that for any reason the Vendors shall fail to timely pay, when due, the Vendors Note, the Purchaser shall have the right, by written instructions to the Pledge Agent, to realize on the security of the Pledged Shares and shall have all of the rights of a secured creditor with respect to such Pledged Shares and in that regard the provisions of all but the first two sentences of Section 2(e) shall apply MUTATIS MUTANDIS, as if the references therein to the Vendors were references to the Purchaser and vice versa. If the Vendors timely pay the Vendors Note, the Pledge Agent shall deliver the Pledged Shares to the Vendors, by delivering to them the share certificates representing the Pledged Shares, duly endorsed by the Pledge Agent for transfer in blank.

                  (d) In the event that the Purchaser shall not cure the Event of Default within the Cure Period and the Vendors shall timely elect (or be deemed to have elected) the Sale Option described in clause (v) of Section 2(b) above, all remaining Purchase Shares not previously delivered to the Vendors shall be delivered to them.

                  (e) In the event that the Purchaser shall not cure the Event of Default within the Cure Period and the Vendors shall timely elect (or be deemed to have elected) the Sale Option described in clause (v) of Section 2(b) above, the Pledge Agent shall hold the Pledged Shares on behalf of the Vendors, as security for the payment by the Purchaser to the Vendors of all sums owing by the Purchaser to the Vendors, and the Vendors shall as regards the Pledged Shares have all rights of a secured creditor under all applicable legislation; and the following clauses (i) through (viii) shall apply. In that event, the Vendors




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         shall be entitled to sell or cause the Pledged Shares to be sold so as to realize on the security thereof. The Pledge Agent shall release to the Vendors as required, so that they may complete such a sale, the share certificate representing the Pledged Shares, duly endorsed by the Pledge Agent for transfer in blank. In addition:

                           (i) The Purchaser shall have thirty (30) days from
                  the date that the Vendors have elected or are deemed to have elected the Sale Option, by written notice to the Vendors to that effect, to require the Vendors to retain at the sole cost and expense of the Purchaser a reputable investment banker, who shall be named in such notice, to attempt to arrange on behalf of the Vendors for a sale of the Pledged Shares;

                           (ii) In the event that such notice is timely given by
                  the Purchaser, the Vendors shall attempt to engage the designated investment banker, provided that it shall be a term of such engagement that the investment banker agrees with the Vendors that it shall look solely to the Purchaser for payment of its fees and expenses;

                           (iii) The investment banker shall have the period of
                  ninety (90) days from the date of its engagement to identify a buyer for the Pledged Shares who is prepared to pay therefor a cash price which is not less than that mandated below or such lesser price as a majority of the Vendors are prepared to accept;

                           (iv) The investment banker shall provide to the
                  Vendors and the Purchaser a copy of each written offer or expression of interest to purchase the Pledged Shares which the investment banker receives from any third party, and forthwith after the time that the investment banker receives the same;

                           (v) If the investment banker is able to identify
                  within the said period of ninety (90) days a third party buyer who is prepared to purchase the Pledged Shares for a cash sum, to be paid to the Vendors, which will net them from the sale an amount sufficient to pay the sums referred to in clause
                  (vi) below, the Vendors shall be obliged to sell the Pledged Shares to such third party for the purchase price offered, provided that (i) by agreeing to the sale none of the Vendors assumes any liability or obligation whatsoever to the third party purchaser but for the obligation to complete such sale if the Vendors are legally entitled to complete such, and (ii) any one or more of the Vendors may, by a date which shall not be later than ten (10) days prior to the date of the proposed sale of the Pledged Shares to such third party, elect to purchase the Pledged Shares for its or their own account and benefit, for a cash purchase price which is not less than the cash purchase price which would be payable to the Vendors by such third party for the Pledged Shares if the Vendors agreed to sell the Pledged Shares to that third party on the terms that such third party is prepared to purchase the same;

                           (vi) The Vendors shall not be obliged to sell the
                  Pledged Shares unless the net cash proceeds of such a sale which at the completion of such sale are to be received by the Vendors shall be sufficient (A) to pay the sums referred to in clause (iii) of Section 2(b) hereof, (B) to pay the sums referred to in clause (ii) of Section 2(b) hereof, (C) to pay



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

                  the then amount of Purchase Cash which is owing to the respective Vendors, and (D) to pay all other sums, if any, which are owing by the Purchaser to the respective Vendors;

                           (vii) In the event that (1) Purchaser shall not
                  timely provide to the Vendors the notice provided for by clause (i) above, or (2) the designated investment banker shall be unwilling to accept the engagement provided for in clause (ii) above, or (3) the investment banker shall be unable to identify within the said period of ninety (90) days a buyer who is prepared to purchase the Pledged Shares for a price and on terms as provided for in clauses (iv) and (v) above, or (4) the Vendors shall have complied with all of the above but the Pledged Shares shall remain unsold, the Vendors shall be entitled upon fifteen (15) days prior written notice to the Purchaser to effect a sale of the Pledged Shares at public auction, and any one or more of the Vendors may purchase the Pledged Shares thereat; and

                           (viii) The proceeds of the sale by the Vendors of the
                  Pledged Shares shall be applied in the following orders of priority: (A) to pay the sums referred to in clause (iii) of
                  Section 2(b) hereof, (B) to pay the sums referred to in clause
                  (ii) of Section 2(b) above, (C) to pay the then unpaid amount of the Purchase Cash which is owing to the respective Vendors,
                  (D) to pay all other sums, if any, which may be owing by the Purchaser to the respective Vendors; and (E) any balance thereafter remaining shall be paid to the Purchaser.

4. ESCROW AGREEMENT. The Escrow Agent shall forthwith deliver to each of the Vendors a share certificate or share certificates representing 78,431 Purchase Shares, and each Vendor agrees that such delivery will satisfy the obligation of the Purchaser to pay to that Vendor $333,333.33 of the portion of the Purchase Price which is to be paid to that Vendor and satisfied by Purchase Shares. This delivery is provided for in recognition of the fact that (i) in consequence of the amendments which are made by this Agreement the minimum Purchase Price is $1,750,000; and (ii) since the maximum Purchase Price is $2,750,000, the amount of the Purchase Cash is fixed at $750,000. After the distribution of an aggregate of 235,293 Purchase Shares to all of the Vendors, as aforesaid, the Escrow Agent shall (i) continue to retain in escrow an additional 700,000 shares of common stock of the Purchaser, to be held in accordance with the terms of the Share Purchase Agreement, as amended hereby, and the Escrow Agreement, and (ii) redeliver to the Purchaser the remaining shares of Purchaser common stock then held subject to the Escrow Agreement.

                  (a) The Escrow Agreement is hereby amended to the extent necessary to give effect to Section 15.3 of the Purchase Agreement, as added to the Purchase Agreement by clause (iv) of Section 2(k) of this Agreement.

                  (b) The Escrow Agreement is hereby amended to the extent necessary to give effect to the provisions of subsections 2(b)(vii) and 2(d) of the Pledge Agreement, as those subsections have been enacted by
         Section 3 of this Agreement.



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


                  (c) The Escrow Agent shall effect its delivery of Purchase Shares to any particular Vendor in one of the following two manners:

                           (i) by causing there to be transferred into the name
                  of that Vendor out of the Purchase Shares which it is holding under the Escrow Agreement, the appropriate number of Purchase Shares and delivering the share certificate representing the same, as so registered in the name of that Vendor, to that particular Vendor; or

                           (ii) by delivering to that Vendor a share certificate
                  or share certificates registered in the name of the Escrow Agent and representing the appropriate number of Purchase Shares, duly endorsed by the Escrow Agent for transfer in blank, with the Escrow Agent's endorsement signature guaranteed in manner such, and the share certificate(s) being accompanied by other documents evidencing the power and authority of the individual signing on behalf of the Escrow Agent, and with respect to the Escrow Agent itself, in form such, that without further documentation the transfer agent for the shares represented by such share certificate or share certificates will upon receipt of all of the same process a transfer on the share books of the Purchaser of the relevant shares from the name of the Escrow Agent into the name of such Vendor.

                  (d) Purchaser hereby covenants and agrees with each Vendor that the share certificates representing the Purchase Shares as delivered by the Escrow Agent to that Vendor will not bear any legend restricting the transfer thereof.

                  (e) Each Vendor hereby acknowledges that none of the shares in the capital of the Purchaser, including the Purchase Shares, will have been registered under the UNITED STATES SECURITIES ACT OF 1933, as amended (the "U.S. SECURITIES ACT"), and accordingly that none of them may be publicly sold or otherwise transferred or distributed in the United States except pursuant to the registration requirements of the U.S. Securities Act or receipt of an opinion of duly qualified counsel to the effect that registration of the same is not required under the U.S. Securities Act. This provision is in addition to Section 2.7 of the Share Purchase Agreement.

5.       MISCELLANEOUS.

                  (a) Except to the extent amended hereby, each of the Share Purchase Agreement, the Pledge Agreement and the Escrow Agreement shall continue in full force and effect, and is deemed incorporated by this reference herein.

                  (b) This Agreement may be executed in one or more counterparts and by facsimile transmission, each of which shall be deemed to be an original and all of which will together constitute one and the same instrument.



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



IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on this 4th day of September 2001, to be effective as of the Completion Date.

686545 ALBERTA INC.                           ACCEPTED AND AGREED,
                                              AS PLEDGE AGENT AND ESCROW AGENT
                                              CLARK, WILSON

PER:__________________________
         AUTHORIZED SIGNATORY

                                              PER:__________________________
1187247 ONTARIO INC.                          AUTHORIZED SIGNATORY

PER:__________________________
         AUTHORIZED SIGNATORY

1188273 ONTARIO INC.

PER:__________________________
         AUTHORIZED SIGNATORY

      /S/ Joe Franklin
    __________________________
          JOE FRANKLIN

      /S/ Russell Roberts
    __________________________
          RUSSELL ROBERTS

      /S/ Frank Del Cogliano
    __________________________
          FRANK DEL COGLIANO


          COMMERCIAL CONSOLIDATORS
          CORP.

          BY:__________________________
              AUTHORIZED SGINATORY


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